Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., January 14, 2005 /PRNewswire-FirstCall/ -- First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the “Bank”), reported earnings of $390,000 for the quarter ended December 31, 2004, compared to $360,000 for the same quarter in 2003, an increase of 8.3 percent. For the six months ended December 31, 2004, net income was $786,000 or 28.4 percent ahead of the $612,000 recognized over the like period a year ago.

Second quarter earnings represented 25 cents per average outstanding share (diluted) compared to 22 cents for the quarter ended December 31, 2003. For the first two quarters of the fiscal 2005, diluted earnings per share totaled 50 cents on 1.57 million average shares compared to 38 cents on 1.60 million shares during the same period the preceding year.

The improved net earnings for both the quarter and the year-to-date were derived from growth in the loan and investment securities portfolios. Total interest income for the quarter ended December 31, 2004, grew $799,000, or 31.1 percent, from the same period a year ago. Total interest expenses increased $358,000, or 32.3 percent between the relative quarters. These changes produced a 30.2 percent improvement in net interest income. Fiscal year-to-date changes were similar.

During the most recent quarter, the Company provided $90,000 for additional allowances for loan losses compared to a $43,000 net recovery of allowances during the same quarter in fiscal 2004. Last year’s net recovery was attributed to sales of loans for which allowances for loss had been provided previously.

Noninterest income declined $158,000, or 29.7 percent, between the comparative second quarters. This variance was attributed primarily to lesser gains on the loan sales. At the same time, noninterest expenses for the quarter ended December 31, 2004, were 4.0 percent above the same period in fiscal 2004. Increased advertising, data processing expenditures, and software licensing fees were major contributors to the higher noninterest expenses.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-423-3196.

First Bancorp of Indiana, Inc.
Consolidated Financial Highlights
(in thousands)

	12/31/2004	6/30/2004
Selected Balance Sheet Data:	(unaudited)
Total assets	277,928	264,065
Investment securities	10,651	9,663
Mortgage-backed securities	60,526	65,846
Loans receivable, net	179,694	162,687
Deposit accounts	202,268	182,740
Short-term borrowings	6,500	12,500
Long-term debt	35,667	35,667
Equity capital	29,886	28,968

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
Operating Results:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	3,367	2,568	6,657	5,142
Interest expense	1,465	1,107	2,885	2,221

Net interest income	1,902	1,461	3,772	2,921
Provision for loan losses	90	(43)	210	47

Net interest income after provision	1,812	1,504	3,562	2,874
Noninterest income	375	533	818	1,021
Noninterest expense	1,569	1,508	3,131	2,992

Income before income taxes
and cumulative effect of a	618	529	1,249	903
change in accounting principle
Income taxes	228	169	463	291
Cumulative effect of change in
accounting principle	0	0	0	0

Net income	390	360	786	612

	At or for the three months ended December 31,		At or for the six months ended December 31,
Selected Financial Ratios:	2004	2003	2004	2003
Performance Ratios:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Return on average assets	0.56%	0.71%	0.57%	0.62%
Return on average equity	5.24%	4.83%	5.35%	4.10%
Basic earnings per share	0.26	0.23	0.52	0.40
Diluted earnings per share	0.25	0.22	0.50	0.38
Interest rate spread	2.81%	2.94%	2.82%	3.01%
Net interest margin	2.95%	3.16%	2.96%	3.24%
Other expenses as a % of average total assets	2.27%	2.99%	2.29%	3.04%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.08%	0.31%	0.08%	0.31%
Nonperforming assets as a % of total assets	0.08%	0.22%	0.08%	0.22%
Allowance for loan losses as a % of total loans	0.59%	0.74%	0.59%	0.74%
Allowance for loan losses as a %
of nonperforming loans	759.29%	238.89%	759.29%	238.89%

For further information:
Michael H. Head, President & CEO
(812) 423-3196